Exhibit 99.1

PRESS RELEASE	CONTACT:	Brian Shannon
October 30, 2008		713.849.9911
		bshannon@flotekind.com

Flotek Industries, Inc. Announces Third Quarter 2008 Results

HOUSTON, October 30, 2008—Flotek Industries, Inc. (NYSE: FTK), a technology driven growth company serving the oil, gas, and mining industries, today reported results for the third quarter of 2008.

3Q 2008 Highlights vs. 3Q 2007 Highlights

•	50.5% growth in Revenue

•	48.9% increase in Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”)

•	42.2% growth in Income from Operations

•	15.9% increase in Net Income

•	15.4% increase in Diluted Earnings per Share to $0.30

Jerry D. Dumas, Sr., Chairman of the Board, CEO and President, stated, “I am very pleased with the strong third quarter performance of both our employees and our Company. Flotek’s operating performance year over year was significant as revenue grew in all segments and field operating income continued its growth, particularly in Drilling Products and Artificial Lift, while the Chemical and Logistics segment maintained a steady pace. Diluted Earnings per Share increased 15.4% year over year, even though Hurricanes Gustav and Ike curtailed activity in the Gulf of Mexico, and torrential rains affected Drilling Products and Chemical and Logistics in the Haynesville Shale play which reduced our Diluted Earnings per Share by an estimated $0.02 per share.”

Mr. Dumas continues, “We expect the growth of our international revenue to continue its upward trend. Our technological posture in all segments remains our strength. The introduction of new tools in Drilling Products coupled with the friction reducer and biocide products by the Chemical and Logistics segments are very positive developments for our Company globally. Given our capital structure, I am also very comfortable with our liquidity position, enabling our ability to comfortably meet our debt service, working capital needs and capital expenditure requirements.”

Total revenue for the third quarter of 2008 was $62.8 million, an increase of $21.1 million or 50.5%, compared to $41.7 million for the third quarter of 2007. Revenue increased in all three segments due to increased drilling activity, price increases in the Chemical and Logistics and

Artificial Lift segments, and the increased acceptance of our downhole tool products and our proprietary suite of specialty chemicals. Revenue from our downhole motors and the acquisition of Teledrift accounted for approximately $9.7 million of the increase.

Gross margins increased to 45.4% in third quarter 2008 from 43.1% in third quarter 2007. Selling, general and administrative (“SG&A”) costs and depreciation and amortization decreased as a percentage of revenue during the third quarter of 2008. SG&A increased 61.0% from $7.7 million in third quarter 2007 to $12.4 million during the third quarter of 2008. This was primarily due to increased indirect personnel costs in Chemicals and Logistics, Drilling Products and Corporate, increased professional fees, and costs associated with our increased international efforts. Depreciation and amortization was up 114.4% from $1.6 million in third quarter of 2007 to $3.5 million in the third quarter of 2008. This increase was attributable to higher depreciation associated with acquired assets and increased capital expenditures. In addition, amortization expense increased due to the amortization of intangible assets acquired in 2007 and 2008. This resulted in income from operations for the third quarter of 2008 totaling $12.1 million, an increase of 42.2% compared to $8.5 million for the third quarter of 2007. Income from operations as a percentage of revenue decreased from 20.4% for the third quarter of 2007 to 19.3% for the third quarter of 2008.

Interest expense increased to $2.7 million in the third quarter of 2008 from $0.8 million in 2007. The increase was a result of higher debt levels incurred to finance acquisitions made in the last half of 2007 and Teledrift in the first quarter of 2008, although our blended interest rate has decreased.

Flotek earned net income of $5.9 million, or $0.30 per fully diluted share, for the third quarter of 2008 compared to $5.0 million, or $0.26 per fully diluted share, for the same period in 2007.

Net income and fully diluted earnings per share were up 15.9% and 15.4%, respectively, for the quarter compared to the same period in 2007. Sequentially, fully diluted earnings per share increased from $0.26 in second quarter 2008 to $0.30 in third quarter 2008.

EBITDA increased 48.9% from $10.5 million in third quarter of 2007 to $15.7 million in the third quarter of 2008.

We report our results under three segments:

•

The Chemicals and Logistics segment develops, manufactures and markets specialty chemicals used in oil and gas well stimulation, acidizing, drilling, and production treatment. The segment provides bulk blending and transload services for products used in well cementing.

•	The Drilling Products segment rents, inspects, manufactures and markets downhole drilling equipment for the energy, mining, water well and industrial drilling sectors.

•

The Artificial Lift segment manufactures and markets artificial lift equipment which includes the Petrovalve line of beam pump components, electric submersible pumps, gas separators, valves and services to support coal bed methane production.

Chemicals and Logistics Segment

Chemicals and Logistics revenue for third quarter 2008 was $30.4 million, an increase of $7.1 million, or 30.4%, compared to $23.3 million for the same period in 2007. The growth in revenue is primarily the result of an increase in sales volume of our proprietary suite of products, particularly our biodegradable chemicals (Microemulsions). Sales of these products grew 37.0% from $16.0 million in the third quarter 2007 to $21.9 million in the third quarter 2008. Microemulsion sales grew as a percentage of total Chemicals and Logistics revenue from 68.7% to 72.0% in the third quarter of 2008. Sooner, our production chemicals business acquired in September 2007, accounted for approximately $1.1 million of the increase in revenue. Hurricane activity adversely impacted our facility in Raceland, Louisiana resulting in 26 days of non-activity during the third quarter of 2008.

Income from operations was $10.5 million for the third quarter 2008, an increase of $1.6 million or 18.3%, compared to $8.9 million for the same period in 2007. Income from operations as a percentage of revenue decreased to 34.6%, compared to 38.1% in the third quarter of 2007, due to higher raw material costs of surfactants and other petroleum based products, higher international sales costs and the expansion of R&D activities in the quarter.

Drilling Products Segment

Drilling Products revenue for third quarter 2008 increased $12.5 million to $26.6 million, an increase of 88.3%, compared to $14.1 million for the third quarter in 2007. Acquisitions accounted for approximately $8.6 million of this increase. Growth drivers were rentals and services associated with the expansion of our CAVO mud motor fleet and Teledrift MWD tools. Revenue growth was inhibited by delays in activity due to heavy rains from Hurricanes Gustav and Ike in the Haynesville Shale play and Eastern Oklahoma areas.

Income from operations was $5.5 million for the third quarter 2008, an increase of $3.7 million or 211.7%, compared to $1.8 million for the same period in 2007. Income from operations as a percentage of revenue increased to 20.6% of revenue in the third quarter 2008 compared to 12.4% for the same quarter 2007. This increased field operating profits to 18% year-to-date. Contributions from the Teledrift and CAVO acquisitions plus expansion of our rental tool operations, including the introduction of our line of shock subs replacing sub-rentals, favorably impacted these results.

Artificial Lift Segment

Artificial Lift revenue increased $1.5 million for the third quarter of 2008 to $5.8 million as compared to $4.3 million in the third quarter of 2007. This growth can be attributed to market share growth and an increase in rod pump sales along with an 8% price increase implemented in August. An expansion into the Farmington, New Mexico market occurred in September.

Income from operations was $0.9 million, an increase of $0.4 million or 95.9%, for the third quarter 2008 compared to $0.5 million in the same period in 2007 due to increased volumes. Income from operations as a percentage of revenue increased to 15.8% in third quarter 2008 from 10.9% in third quarter 2007.

Corporate and Other

General and administrative expenses were $4.8 million for the third quarter of 2008 compared to $2.6 million for the third quarter 2007. Personnel costs during the third quarter of 2008 included $0.6 million of stock-based compensation expense, equal to the same period in 2007, and a $250,000 non-recurring item.

Significant Events and Technology Updates

•

Flotek’s chemical research facility developed StimLube and StimLube CAT, next generation, patent pending friction reducers with an ultra-high molecular weight, salt tolerant polymer engineered to provide premium friction reduction. The unique polymer is more effective pound for pound than competitive products, providing better or equivalent drag reduction and reduces formation damage potential. Both products were designed for higher salt and/or return frac fluid systems, providing a more cost effective performance. StimLube exhibits enhanced performance when used with our Microemulsion products.

•

The first of two independent studies on Microemulsion to determine technical and economic benefits to the end user has been completed. The results are being finalized and will be published in an SPE paper for distribution and presentation to the industry. The second independent study is still ongoing with completion and finalization expected in the fourth quarter.

•

Flotek’s chemical research facility developed AMB-100, a broad-spectrum microbiocide that is effective in the control of bacteria, fungi, and algae for use in production enhancement. AMB-100 provides a longer term kill than conventional oilfield biocides and is extremely effective against acid producing bacteria. The product has no compatibility issues with oxygen scavengers, and does not interact with separation aids or friction reducers

•

Flotek’s Teledrift completed the engineering and surface package software for the new TelePulse MWD tool. The TelePulse provides entry into the directional drilling market and can be used in concert with the Flotek’s CAVO motors. Field testing and patent applications are currently underway.

•

Flotek’s Teledrift released the new TeleShot MWD for use in all drilling applications. This technology is currently being rented to customers in Wyoming and Northern Louisiana and looking to expand into West Texas. Markets using air drilling, such as the Marcellus Shale and Fayetteville Shale plays, are ideal conditions for the TeleShot technology.

•

Flotek’s Technology and Engineering Group designed and developed the first Flotek shock subs and drilling jars. The shock sub addition to Flotek’s downhole tool portfolio is designed to provide maximum protection against bottom-hole assembly vibration damage. The drilling jars are used downhole to deliver an impact load to another downhole component, especially when that component is stuck.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Revenue
Product	$41,978	$32,148	$109,494	$86,539
Rental	14,892	6,016	41,287	17,836
Service	5,917	3,564	15,286	10,234

	62,787	41,728	166,067	114,609

Cost of revenue
Cost of product	23,601	19,174	64,116	51,406
Cost of rental	7,282	2,716	18,048	7,775
Cost of service	3,377	1,845	8,521	5,562

	34,260	23,735	90,685	64,743

Gross profit	28,527	17,993	75,382	49,866

Expenses:
Selling, general and administrative	12,382	7,690	34,297	21,455
Depreciation and amortization	3,534	1,648	9,429	4,553
Research and development	494	132	1,331	440

Total expenses	16,410	9,470	45,057	26,448

Income from operations	12,117	8,523	30,325	23,418

Other income (expense):
Interest expense	(2,653)	(834)	(7,149)	(2,544)
Investment income and other	(19)	325	(33)	709

Total other income (expense)	(2,672)	(509)	(7,182)	(1,835)

Income before income taxes	9,445	8,014	23,143	21,583
Provision for income taxes	(3,595)	(2,965)	(8,790)	(7,975)

Net income	$5,850	$5,049	$14,353	$13,608

Basic and diluted earnings per common share:
Basic earnings per common share	$0.31	$0.27	$0.76	$0.75
Diluted earnings per common share	$0.30	$0.26	$0.74	$0.71
Weighted average common shares used in computing basic earnings per common share	18,972	18,542	18,832	18,215
Incremental common shares from stock options, warrants and restricted stock	429	1,174	514	1,072

Weighted average common shares used in computing diluted earnings per common share	19,401	19,716	19,346	19,287

Third Quarter Conference Call

Date & Time:	Thursday, October 30, 2008 at 10:00 a.m. CDT/ 11:00 EDT.

Dial-In Number:	800-860-2442 (U.S. & Canada)
412-858-4600 (International)
Passcode: Flotek
Call will be broadcast live at www.flotekind.com

A replay of the call will be available through November 7, 2008 by calling 877-344-7529 with passcode 424460#.

Flotek manufactures and markets innovative specialty chemicals, downhole drilling and production equipment, and manages automated bulk material handling, loading and blending facilities. It serves major and independent companies in the domestic and international oilfield service industry. For additional information, please visit Flotek’s web site at www.flotekind.com.

Forward-Looking Statements:

Certain statements set forth in this Press Release constitute forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934) regarding Flotek Industries, Inc.’s business, financial condition, results of operations and prospects. Words such as expects, anticipates, intends, plans, believes, seeks, estimates and similar expressions or variations of such words are intended to identify forward-looking statements, but are not the exclusive means of identifying forward-looking statements in this Press Release.

Although forward-looking statements in this Press Release reflect the good faith judgment of management, such statements can only be based on facts and factors currently known to management. Consequently, forward-looking statements are inherently subject to risks and uncertainties, and actual results and outcomes may differ materially from the results and outcomes discussed in the forward-looking statements. Factors that could cause or contribute to such differences in results and outcomes include, but are not limited to, demand for oil and natural gas drilling services in the areas and markets in which the Company operates, competition, obsolescence of products and services, the Company’s ability to obtain financing to consummate proposed acquisitions and to support its operations, environmental and other casualty risks, and the impact of government regulation. Further information about the risks and uncertainties that may impact the Company are set forth in the Company’s most recent filings on Form 10-K (including without limitation in the “Risk Factors” Section) and Form 10-Q, and in the Company’s other SEC filings and publicly available documents. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this Press Release. The Company undertakes no obligation to revise or update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this Press Release.

EBITDA Reconciliation:

This press release contains references to EBITDA, a non-GAAP financial measure that we define as net income (the most directly comparable GAAP financial measure) before interest, taxes, depreciation and amortization. EBITDA, as used and defined in this press release, may not be comparable to similarly titled measures employed by other companies and is not a measure of performance calculated in accordance with GAAP. EBITDA should not be considered in isolation or as a substitute for operating income, net income or loss, cash flows provided by operating, investing and financing activities, or other income or cash flow statement data prepared in accordance with GAAP.

Reconciliations of this financial measure to net income, the most directly comparable GAAP financial measure, are provided in the table below.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
	(in thousands) (unaudited)
Net income	$5,850	$5,049	$14,353	$13,608
Interest expense	2,653	834	7,149	2,544
Provision for income taxes	3,595	2,965	8,790	7,975
Depreciation and amortization	3,534	1,648	9,429	4,553

EBITDA	$15,632	$10,496	$39,721	$28,680